Exhibit 99.1

Cvent Announces Fourth Quarter and Full Year 2014 Financial Results

Fourth quarter revenue of $39.3 million increases 28% year-over-year

Full Year 2014 revenue of $142.2 million increases 28% year-over-year

TYSONS CORNER, Va - February 27, 2015 - Cvent, Inc. (NYSE: CVT), a leading cloud-based enterprise event management platform, today announced its financial results for the fourth quarter and year ended December 31, 2014.

Reggie Aggarwal, Chief Executive Officer of Cvent, said, “Our fourth quarter was a strong finish to a great year for Cvent. Revenue and Adjusted EBITDA were above the high end of our guidance ranges, even when you include the dilutive impact of our Elite Meetings acquisition, which was not considered in our previous guidance. In 2015 we plan to leverage our recent acquisitions to further develop our vision of the Hospitality Cloud that enables hotels and venues to generate, manage and measure group business opportunities through a combination of our advertising, software and analytics technologies. We believe we are well-positioned to continue expanding on our leading market position by adding new customers on both sides of the meetings and events ecosystem, and deepening and widening relationships with existing customers.”

Aggarwal added, “We believe our momentum entering the year will enable us to extend our track record of strong revenue growth in 2015. We anticipate delivering healthy cash profitability while continuing to invest in areas that will enable us to transform the meetings and events industry and capture the significant opportunity ahead of us.”

Fourth Quarter 2014 Financial Highlights

Revenue

•	Total revenue was $39.3 million, an increase of 28% from the comparable period in 2013.

•	Platform Subscription revenue was $27.6 million, an increase of 29% from the comparable period in 2013.

•	Marketing Solutions revenue was $11.7 million, an increase of 26% from the comparable period in 2013.

Operating Income (Loss)

•	GAAP operating loss was $(3.0) million, compared to a GAAP operating loss of $(0.6) million in the comparable period in 2013.

•	Non-GAAP operating income was $0.2 million, compared to non-GAAP operating income of $0.3 million in the comparable period in 2013.

Net Income (Loss)

•	GAAP net loss was $(1.9) million, compared to a GAAP net loss of $(0.4) million for the comparable period in 2013. GAAP net loss per share was $(0.05), based on 41.1 million basic and diluted weighted average common shares outstanding, compared to GAAP net loss per share of $(0.01) for the comparable period in 2013, based on 39.9 million basic and diluted weighted average common shares outstanding.

•	Non-GAAP net income was $1.3 million, an increase from $0.5 million in the comparable period in 2013. Non-GAAP net income per diluted share was $0.03, based on 43.2 million diluted common weighted average common shares outstanding, compared to non-GAAP net income per diluted share of $0.01 for the fourth quarter of 2013, based on 42.5 million diluted weighted average common shares outstanding. Non-GAAP net income excludes amortization of intangible assets related to acquisitions, which had not been excluded from prior reported non-GAAP results or guidance.

Adjusted EBITDA

•	Adjusted EBITDA was $3.3 million, representing an adjusted EBITDA margin of 8.5%, an increase from $2.1 million, or 6.9% of revenue in the comparable period in 2013. Excluding $200,000 in expenses related to the acquisition of Elite Meetings that was not considered in prior guidance, adjusted EBITDA would have been $3.5 million.

Balance Sheet

•	Cash, cash equivalents and short-term investments at December 31, 2014 totaled $167.6 million, compared to $182.7 million at the end of the third quarter.

Full Year 2014 Financial Highlights

Revenue

•	Total revenue was $142.2 million, an increase of 28% from 2013.

•	Platform Subscription revenue was $99.7 million, an increase of 29% from 2013.

•	Marketing Solutions revenue was $42.5 million, an increase of 26% from 2013.

Operating Income (Loss)

•	GAAP operating loss was $(0.2) million, compared to a GAAP operating loss of $(1.9) million in 2013.

•	Non-GAAP operating income was $8.2 million, an increase from $7.9 million in 2013.

Net Income (Loss)

•	GAAP net income was $1.8 million, compared to a GAAP net loss of $(3.2) million in 2013. GAAP net income per share was $0.04, based on 43.2 million basic and diluted weighted average common shares outstanding, compared to a GAAP net loss per share of $(0.13) in 2013, based on 25.3 million diluted weighted average common shares outstanding.

•	Non-GAAP net income was $10.3 million, an increase from $6.6 million in 2013. Non-GAAP net income per diluted share was $0.24, based on 43.2 million diluted weighted average common shares outstanding, compared to non-GAAP net income per diluted share of $0.18 in 2013, based on 36.2 million diluted weighted average common shares outstanding. Non-GAAP net income excludes amortization of intangible assets related to acquisitions, which had not been excluded from prior reported non-GAAP results or guidance.

Adjusted EBITDA

•	Adjusted EBITDA was $18.0 million, representing an adjusted EBITDA margin of 12.6%. This compared to $14.8 million and 13.4% in 2013, with the year-over-year decrease in adjusted EBITDA margin due primarily to the continued integration of acquired companies, investments in research and development to develop new products, and incremental sales and marketing investments.

Recent Business Highlights

•	Signed new enterprise solutions customers across the US and internationally, including Alexion Pharma International, BCD Meetings & Incentives, two top-tier financial services firms, and expansions or renewals with customers such as Allscripts, Medimmune, Russell Investments, Teradata and Walmart.

•	Attracted new event management customers including Adobe, Partners HealthCare, and California State University of Sacramento, and renewed agreements with Norwegian Cruise Line, Mercedes-Benz Financial Services USA LLC, and US Bank.

•	Experienced continued rapid adoption of mobile app and ticketing technology with new customers including The Society of Cosmetic Chemists, the Retail Council of Canada, and events such as the Taste of Edmonton and The Mac and Cheese Fest. Organizations and venues that renewed or expanded relationships include The Society of Automotive Engineers, Fortinet and the Hard Rock Hotel San Diego.

•	Added new marketing solutions customers such as Benchmark Hospitality, Margaritaville Hollywood Beach Resort, Holiday Inn Philadelphia Stadium, and convention and visitors bureaus representing Tacoma and Pierce County, Washington and Geneva, Switzerland. Signed renewals or expansions with organizations such as Great Wolf Lodge, Melia Hotels International, and Velas resorts.

•	Completed the acquisition of Elite Meetings International, a premier hospitality marketing company, to expand the reach of Cvent’s group-business sourcing network and enable venues to easily manage their electronic RFPs through one central interface.

Additional Full Year 2014 Business Metrics

•	Managed 264,000 meetings, an increase of 28% from 2013.

•	Processed 10.9 million individual event registrations, a 26% increase from 2013.

•	Ended the year with over 14,000 customers, an increase of 11% compared to approximately 12,650 customers at the end of 2013.

•	Processed $8 billion in meeting and event request for proposal (RFP) volume an increase of 23% from 2013.

•	Transmitted 1.6 million RFPs, an increase of 27% from 2013.

•	Delivered over 27 million hotel room-nights requests, an increase of 31% from 2013.

For a further description of how the Company defines and calculates these metrics, see the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Business Outlook

Based on information available as of today, Cvent is issuing guidance for the first quarter and full year 2015 as indicated below.

First Quarter 2015:

•	Total revenue is expected to be in the range of $39.7 million to $40.1 million.

•	GAAP net loss is expected to be in the range of $(4.2) million to $(3.8) million, or $(0.10) to $(0.09) per share, based on 41.2 million basic and diluted weighted average common shares outstanding.

•	Non-GAAP net income is expected to be in the range of a loss of ($0.1) million to income of $0.3 million, or breakeven to $0.01 per share, based on 41.2 million basic weighted average common shares outstanding and 43.2 million diluted weighted average common shares outstanding, respectively.

•	Adjusted EBITDA is expected to be in the range of $1.3 million to $1.7 million.

Full Year 2015:

•	Total revenue is expected to be in the range of $177.0.million to $180.0 million.

•	GAAP net loss is expected to be in the range of $(12.4) million to $(10.9) million, or $(0.30) to $(0.26) per share, based on 41.4 million basic and diluted weighted average common shares outstanding.

•	Non-GAAP net income is expected to be in the range of $9.3 million to $10.8 million, or $0.21 to $0.25 per share, based on 43.5 million diluted weighted average common shares outstanding.

•	Adjusted EBITDA is expected to be in the range of $17.5 million to $19.0 million.

Conference Call Information

What:	Cvent Fourth Quarter and Full Year 2014 Financial Results Conference Call
When:	Friday, February 27, 2015
Time:	8:00 a.m. ET
Live Call:	(877) 317-6789, domestic
(412) 317-6789, international
Replay:	(877) 344-7529, passcode 10059427, domestic
(412) 317-0088, passcode 10059427, international
Webcast:	http://investors.cvent.com (live and replay)

The webcast will be archived on Cvent’s website for a period of three months.

About Cvent, Inc.

Cvent, Inc. (NYSE: CVT) is a leading cloud-based enterprise event management platform, with more than 14,000 customers worldwide. Cvent offers software solutions to event planners for online event registration, venue selection, event management, mobile apps for events, e-mail marketing and web surveys. Cvent provides hoteliers with an integrated platform, enabling properties to increase group business demand through targeted advertising and improve conversion through proprietary demand management and business intelligence solutions. Cvent solutions optimize the entire event management value chain and have enabled clients around the world to manage hundreds of thousands of meetings and events. For more information, please visit www.cvent.com, or connect with us on Facebook, Twitter or LinkedIn.

Non-GAAP Financial Measures

This press release contains the following non-GAAP financial measures: Non-GAAP operating income, Adjusted EBITDA, Non-GAAP net income and Non-GAAP net income per share.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Cvent’s financial condition and results of operations. We use these non-GAAP measures for financial, operational and budgetary decision-making purposes, and to compare our performance to that of prior periods for trend analyses. We believe that these non-GAAP financial measures provide useful information regarding past financial performance and future prospects, and permit us to more thoroughly analyze key financial metrics used to make operational decisions. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

We do not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, which are included in this press release, and not to rely on any single financial measure to evaluate our business. Additionally, we have not reconciled the non-GAAP guidance measures disclosed under “Business Outlook” to their corresponding GAAP measures because we do not provide guidance for the various reconciling items such as stock-based compensation, provision for income taxes, depreciation and amortization, costs related to acquisitions (including earn-outs), and foreign currency remeasurement and transactions gains and losses, as certain items that impact these measures are out of our control or cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures is not available without unreasonable effort.

Cvent excludes the following items from these non-GAAP financial measures:

Interest income. Cvent excludes this income primarily because it is not considered a part of ongoing operating results.

Provision for (benefit) from income taxes. Cvent excludes this expense (benefit) from certain non-GAAP financial measures primarily because it is largely a non-cash expense (benefit) that Cvent does not consider a meaningful component of our operating results when assessing the performance of our business. The exclusion of this expense (benefit) facilitates the comparison of our business outlooks for future periods with the results from prior periods.

Depreciation and amortization. In accordance with GAAP, operating expenses include amortization of intangible assets such as software development and acquisition of technology. Cvent excludes these items from its non-GAAP financial measures because they are expenses that Cvent does not consider part of ongoing operating results when assessing the performance of our business, and Cvent believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which may have their own unique acquisition histories and varied approaches to capitalization of software development.

Stock-based compensation expense. Cvent’s non-GAAP financial measures exclude stock-based compensation, which consists of expenses for stock options, restricted stock units and other awards. Cvent excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that are not considered part of ongoing operating results when assessing the performance of our business. Excluding these amounts improves comparability of the performance of the business across periods, and to the results of other companies in our industry, which have their own unique histories associated with stock-based compensation.

Foreign currency remeasurement and transaction losses (gains). Cvent’s non-GAAP financial measures exclude these losses (gains) primarily because they are non-cash, and are driven primarily by our India operations, which for accounting purposes is not considered a stand-alone entity and are remeasured instead of translated. In accordance with GAAP, the losses (gains) associated with remeasuring our India financial statements, are recognized through our Consolidated Statements of Operations and Comprehensive Loss instead of through our Consolidated Balance Sheets, where translation losses (gains) from most foreign subsidiaries would be included. Excluding these amounts improves comparability of the performance of the business across periods and to the results of other companies in our industry, which generally recognize similar losses (gains) through their Consolidated Balance Sheets.

Costs related to acquisitions. Cvent’s non-GAAP financial measures exclude contingent payments included in compensation expense which relates to the potential cash payment to certain employees of acquired companies whose right to receive such payment is forfeited if they terminate their employment prior to the required service period. As the contingent payments are subject to continued employment, GAAP requires that these payments be accounted for as compensation expense and such expense is subject to revaluation. Cvent excludes this item from its non-GAAP financial measures primarily because it is a component of the contractual deal consideration and it is not considered part of ongoing operating results when assessing the performance of our business. The exclusion of these expenses facilitates the comparison of post-acquisition operating results to the results of other companies in our industry, which have their own unique acquisition histories.

Office relocation costs. These costs relate to Cvent’s office headquarters move during the third quarter of 2014. Cvent excludes this item from its non-GAAP financial measures primarily because it is not considered part of ongoing operating results when assessing the performance of our business. The exclusion of these expenses facilitates the comparison of operating results to the results of other companies in our industry.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to,

statements regarding our preliminary unaudited revenue, net income (loss) and profitability margins for Cvent’s fourth quarter and year ended December 31, 2014, statements regarding our guidance for the first quarter and full year 2015 revenue, net loss, net loss per share, non-GAAP net income (loss), non-GAAP net income (loss) per share and adjusted EBITDA, and statements regarding our expectations regarding the growth of the meetings and events industry and our market position therein. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the completion of our audited financial statements as of and for the year ended December 31, 2014; adjustments to our anticipated revenues for those periods as a result of our closing process; the effect of any further adjustments to our historical financial statements on our disclosed guidance for the first quarter and full year 2015; the affect of any material weakness in the design and operating effectiveness of our internal control over financial reporting and ineffective disclosure controls and procedures; our ability to renew existing customers and attract new customers; our ability to manage our growth effectively; and the volatility of quarterly results and expectations. For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Cvent, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$144,544	$146,407
Restricted cash	397	664
Short-term investments	23,039	11,359
Accounts receivable, net of reserve of $339 and $731, respectively	49,517	33,199
Prepaid expense and other current assets	10,161	7,894
Deferred tax assets	3,918	3,060

Total current assets	231,576	202,583
Property and equipment, net	22,535	7,906
Capitalized software development costs, net	17,967	9,264
Intangible assets, net	9,442	3,123
Goodwill	20,802	12,703
Other assets, non-current	637	257

Total assets	$302,959	$235,836

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,057	$5,388
Accrued expenses and other current liabilities	21,730	18,477
Deferred revenue	81,928	65,203

Total current liabilities	108,715	89,068
Deferred tax liabilities, non-current	7,623	3,323
Deferred rent, non-current	9,576	568
Other liabilities, non-current	3,211	839

Total liabilities	129,125	93,798
Commitments and contingencies
Stockholders’ equity

Preferred stock, $0.001 par value, 100,000,000 shares authorized at December 31, 2014 and 2013; and zero issued and outstanding at December 31, 2014 and 2013	—	—

Common stock, $0.001 par value;1,000,000,000 shares authorized at December 31, 2014 and 2013; 41,685,048 and 40,409,791 shares issued and 41,164,834 and 39,889,577 outstanding at December 31, 2014 and 2013, respectively	42	40
Treasury stock	(3,966)	(3,966)
Additional paid-in capital	199,169	168,949
Accumulated other comprehensive loss	(220)	—
Accumulated deficit	(21,191)	(22,985)

Total stockholders’ equity	173,834	142,038

Total liabilities and stockholders’ equity	$302,959	$235,836

Cvent, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenue	$39,325	$30,696	$142,245	$111,136
Cost of revenue[1]	12,966	10,675	42,421	32,262

Gross profit	26,359	20,021	99,824	78,874
Operating expenses:
Sales and marketing[1]	17,549	13,203	61,764	48,405
Research and development[1]	3,701	3,086	14,049	11,190
General and administrative[1]	8,146	4,325	24,242	21,218

Total operating expenses	29,396	20,614	100,055	80,813

Loss from operations	(3,037)	(593)	(231)	(1,939)
Interest income	504	338	1,595	1,015
Other expense	—	—	(434)	—

Income (loss) from operations before income tax expense	(2,533)	(255)	930	(924)
Provision for (benefit from) income taxes	(623)	178	(864)	2,315

Net income (loss)	$(1,910)	$(433)	$1,794	$(3,239)

Net income (loss) per share:
Basic	$(0.05)	$(0.01)	$0.04	$(0.13)

Diluted	$(0.05)	$(0.01)	$0.04	$(0.13)

Weighted average common shares outstanding - basic	41,147,244	39,887,467	40,970,083	25,289,788
Weighted average common shares outstanding - diluted	41,147,244	39,887,467	43,172,673	25,289,788

Other Comprehensive loss, net of tax:
Foreign currency translation loss	$(220)	$—	$(220)	$—

Comprehensive loss	$(2,130)	$(433)	$1,574	$(3,239)

[1]Stock-based compensation expense included in the above:
Cost of revenue	$268	$160	$820	$1,046
Sales and marketing	454	214	1,571	2,306
Research and development	271	56	1,002	609
General and administrative	274	83	978	772

Total	$1,267	$513	$4,371	$4,733

Cvent, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Year Ended December 31,
	2014	2013
Operating activities:
Net Income (loss)	$1,794	$(3,239)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,590	7,769
Bad debt expense	317	392
Loss on asset disposal	487	—
Foreign currency transaction loss	8	190
Stock-based compensation expense	4,371	4,733
Deferred taxes	1,181	788
Change in operating assets and liabilities
Accounts receivable, net	(15,469)	(4,945)
Prepaid expenses and other assets	(2,297)	(4,766)
Accounts payable, accrued expenses and other liabilities	10,226	7,493
Deferred revenue	17,175	13,649

Net cash provided by operating activities	28,383	22,064

Investing activities:
Purchase of property and equipment and capitalized software development costs	(32,558)	(11,341)
Net purchases of short-term investments	(11,688)	(2,039)
Acquisition and acquisition-related consideration payments	(11,673)	(90)
Restricted cash	267	(209)

Net cash used in investing activities	(55,652)	(13,679)

Financing activities:
Repurchase of common stock and warrants	—	(1,275)
Proceeds from initial public offering, net of transaction costs	—	122,131
Proceeds from follow-on public offering, net of transaction costs	24,846	—
Proceeds from exercise of stock options and warrants	779	506

Net cash provided by financing activities	25,625	121,362

Effect of exchange rate changes on cash and cash equivalents	(219)	(190)

Increase in cash and cash equivalents	$(1,863)	$129,557
Cash and cash equivalents, beginning of period	146,407	16,850

Cash and cash equivalents, end of period	$144,544	$146,407

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Cost of revenue	$12,966	$10,675	$42,421	$32,262
Adjustments
Stock-based compensation expense	(268)	(160)	(820)	(1,046)
Amortization of intangible assets	(246)	(199)	(867)	(796)

Non-GAAP Cost of Revenue Expenses	$12,452	$10,316	$40,734	$30,420

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Sales and marketing	$17,549	$13,203	$61,764	$48,405
Adjustments
Stock-based compensation expense	(454)	(214)	(1,571)	(2,306)

Non-GAAP Sales & Marketing Expenses	$17,095	$12,989	$60,193	$46,099

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Research and Development	$3,701	$3,086	$14,049	$11,190
Adjustments
Stock-based compensation expense	(271)	(56)	(1,002)	(609)

Non-GAAP Research & Development Expenses	$3,430	$3,030	$13,047	$10,581

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

General and administrative	$8,146	$4,325	$24,242	$21,218
Adjustments
Stock-based compensation expense	(274)	(83)	(978)	(772)
Costs related to acquisitions	(700)	(384)	(1,956)	(2,436)
Foreign currency remeasurement and transaction gains (losses)	(984)	168	(1,109)	(1,841)
Office relocation costs	—	—	(155)	—

Non-GAAP General and Administrative Expenses	$6,188	$4,026	$20,044	$16,169

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Net income (loss)	$(1,910)	$(433)	$1,794	$(3,239)
Adjustments
Interest income	(504)	(338)	(1,595)	(1,015)
Other expense	—	—	434	—
Provision for (benefit from) income taxes	(623)	178	(864)	2,315
Depreciation and amortization expense	3,415	1,987	10,590	7,769
Stock-based compensation expense	1,267	513	4,371	4,733
Foreign currency remeasurement and transaction (gains) losses	984	(168)	1,109	1,841
Costs related to acquisitions	700	384	1,956	2,436
Office relocation costs	—	—	155	—

Adjusted EBITDA	$3,329	$2,123	$17,950	$14,840

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

GAAP operating income (loss)	$(3,037)	$(593)	$(231)	$(1,939)
Adjustments
Stock-based compensation expense	1,267	513	4,371	4,733
Foreign currency remeasurement and transaction (gains) losses	984	(168)	1,109	1,841
Costs related to acquisitions	700	384	1,956	2,436
Office relocation costs	—	—	155	—
Amortization of intangible assets	246	199	867	796

Non-GAAP operating income	$160	$335	$8,227	$7,867

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

GAAP net income (loss)	$(1,910)	$(433)	$1,794	$(3,239)
Adjustments
Stock-based compensation expense	1,267	513	4,371	4,733
Foreign currency remeasurement and transaction (gains) losses	984	(168)	1,109	1,841
Costs related to acquisitions	700	384	1,956	2,436
Office relocation costs	—	—	155	—
Amortization of intangible assets	246	199	867	796

Non-GAAP net income	$1,287	$495	$10,252	$6,567

Non-GAAP pro forma diluted weighted average common shares outstanding (1)	43,168,138	42,480,675	43,172,673	36,240,888

GAAP pro forma diluted weighted average common shares outstanding (1)	41,147,244	39,887,467	43,172,673	34,373,593
Non-GAAP net income per diluted share	$0.03	$0.01	$0.24	$0.18
GAAP net income (loss) per diluted share	$(0.05)	$(0.01)	$0.04	$(0.09)

(1)	For purposes of the pro forma diluted weighted average common shares outstanding for the period ended December 31, 2013, all shares of Series A Convertible Preferred Stock have been treated as though they have converted to Common Shares on a 1:1 basis as of the beginning of the period because the Series A Convertible Preferred Stock participate in any net earnings on an equal basis with Common Stock shareholders. As of August 8, 2013, the preferred stock converted to common stock on a 1:1 basis.

Media Contact:

Nevin Reilly

Sloane and Company

nreilly@sloanepr.com

212-446-1893

Investor Contact:

Garo Toomajanian

ICR

ir@cvent.com

703-226-3610